Exhibit 2.82

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AGREEMENT

THIRD AMENDMENT (this “Amendment”), dated as of May 6, 2015, between Flying Fortress Holdings, LLC, a Delaware limited liability company (the “Borrower”) (as successor to Flying Fortress, Inc., a California limited liability company), International Lease Finance Corporation, a California corporation (“ILFC”), Flying Fortress Financing LLC, a Delaware limited liability company (“Parent Holdco”), Flying Fortress US Leasing Inc., a California corporation (“CA Subsidiary Holdco”), Flying Fortress Ireland Leasing Limited, a private limited company incorporated under the laws of Ireland (“Irish Subsidiary Holdco”), AerCap Global Aviation Trust, a Delaware statutory trust (“Financing Trust”), AerCap U.S. Global Aviation LLC, a Delaware limited liability company (“USHoldco”), AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands (“AerCap”), AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands (“AAS”), AerCap Ireland Limited, a private limited company incorporated under the laws of Ireland (“AIL”) and AerCap Ireland Capital Limited, a private limited company incorporated under the laws of Ireland (“AICL” and together with USHoldco, AerCap, AAS and AIL, the “Additional Obligors”) and Bank of America, N.A., as Collateral Agent and Administrative Agent, to the Term Loan Credit Agreement, dated as of February 23, 2012 (as amended by the First Amendment to Credit Agreement, dated as of April 5, 2013, and by the Second Amendment to Term Loan Credit Agreement, dated as of April 2, 2014 (as amended by an amendment dated as of May 7, 2014), and as further amended, restated, supplemented or otherwise modified through the date hereof, the “Credit Agreement”), between the Borrower, ILFC, Parent Holdco, CA Subsidiary Holdco, Irish Subsidiary Holdco, Financing Trust, the Additional Obligors, the Lenders party thereto, Bank of America, N.A., as Collateral and Administrative Agent and Deutsche Bank Securities Inc. as Syndication Agent.

WHEREAS, the parties hereto (other than the New Lenders (as defined below)) are party to the Credit Agreement;

WHEREAS, the terms used herein, including in the preamble and recitals hereto, not otherwise defined herein or otherwise amended hereby shall have the meanings ascribed thereto in the Credit Agreement;

WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment which is executing a counterpart of this Amendment (each, a “Consenting Lender”) desires to consent to the amendments set forth herein and, in connection therewith, in respect of its Loans, has the choice to elect either (a) Option A (as defined below) or (b) Option B (as defined below);

WHEREAS, each Lender that does not desire to consent to the amendments set forth herein by executing a counterpart of this Amendment and electing Option A or Option B in accordance with the terms hereof (each, a “Non-Consenting Lender”) wishes to cease to be a party to the Credit Agreement as a “Lender” thereunder;

WHEREAS, each Lender that is not a party to the Credit Agreement immediately prior to the effectiveness of this Amendment, and which is executing a counterpart of this Amendment (each, a “New Lender”) wishes to consent to the amendments set forth herein and to become a party to the Credit Agreement and a Lender thereunder;

WHEREAS, subject to certain conditions, such amendments and modifications shall include the addition of a new term loan facility (the loans thereunder, the “New Loans”), which shall be composed of the proceeds of new advances used to replace the outstanding Loans and/or the conversion of outstanding Loans under the Credit Agreement (the “Existing Loans”) to New Loans, in each case that will be governed by the terms of this Amendment;

WHEREAS, the New Loans will have the same terms as the Existing Loans except as otherwise set forth herein;

WHEREAS, each Lender party to the Credit Agreement immediately prior to the effectiveness of this Amendment (each, an “Existing Lender”) that is a Consenting Lender agrees to convert its Existing Loans to New Loans in a principal amount up to the aggregate outstanding principal amount of its Existing Loans if it has elected Option A (if any) (the “Continued Loans”), or agrees to make or purchase New Loans in a principal amount up to the aggregate outstanding principal amount of its Existing Loans if it has elected Option B, and further agrees to make or purchase any additional New Loans in an amount such Consenting Lender has separately agreed, in each case subject to the terms hereof; and

WHEREAS, each New Lender will make New Loans to Borrower on the Amendment Effective Date in the amount of its commitment subject to the terms hereof;

NOW, THEREFORE, the parties hereto agree that the Credit Agreement shall be amended as set forth herein, and the parties hereto otherwise agree as follows:

Section 1.              Definitions.  Except as otherwise defined herein, terms defined in the Credit Agreement are used herein as defined therein.

Section 2.              Amendments.  Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

2.01.       General.

(a)           References in the Loan Documents to “this Agreement” or the “Credit Agreement” or the like (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof’) shall be deemed to be references to the Credit Agreement as amended hereby.

(b)           Each Consenting Lender and each New Lender shall be deemed to be a “Lender” under and for all purposes of the Credit Agreement, and each New Loan shall be deemed to be a “Loan” under and for all purposes of the Credit Agreement (except as the context may otherwise require).

(c)           Notwithstanding the foregoing, the provisions of the Credit Agreement with respect to indemnification, reimbursement of costs and expenses, increased costs and break funding payments, in each case to the extent that such obligations by their express terms under the Credit Agreement survive a prepayment of the Loans, shall continue in full force and effect with respect to, and for the benefit of, each Existing Lender (including each Non-Consenting Lender) in respect of such Existing Lender’s Existing Loans, and the amounts due and owing to any Existing Lender that accrued prior to the Amendment Effective Date shall be such amounts as determined in accordance with the Credit Agreement as in effect prior to the Amendment Effective Date; provided that no payments under Section 2.08(m) of the Credit Agreement or other break funding payments shall be due or payable to any Existing Lender with respect to the portion of any Existing Loans which is converted to New Loans pursuant to its election of Option A or equal to the amount of New Loans made or purchased by such Existing Lender pursuant to its election of Option B, and in no event is any Premium Amount with respect to the Existing Loans due and payable to any Existing Lender (whether a Consenting Lender or a Non-Consenting Lender).

(d)           This Amendment shall additionally constitute a “Loan Document”.

(e)           Each reference to CUSIP numbers shall be deemed to be a reference to the following CUSIP numbers:  “Deal CUSIP Number:  34407JAA4, Facility CUSIP Number:  34407JAC0”.

(f)            No prepayment notice shall be required in respect of the prepayments effected in accordance with this Amendment, other than this Amendment and any communications with the Existing Lenders in connection herewith (including the Memorandum).  In addition, no Borrowing Notice or Release Request, or other notice of borrowing or release request, shall be required in connection with any New Loan.

(g)           Each Consenting Lender’s and New Lender’s Commitment and Applicable Percentage with respect to the New Loans shall be as notified to them by the Bank of America, N.A..  Each Consenting Lender’s Commitment with respect to the New Loans shall be no greater than such Consenting Lender’s Commitment was with respect to the Existing Loans unless otherwise agreed with the Arranger, and each New Lender’s Commitment shall be no greater than the amount agreed with the Arranger; provided that the aggregate Commitments with respect to the New Loans shall be no greater than $750,000,000.

(h)           All New Loans that are funded hereunder shall be deemed made immediately prior to the prepayment of any Loan.  Accordingly, in connection with the conversion and/or prepayment of Existing Loans, and funding of New Loans, contemplated hereby, at all times Obligations shall remain outstanding under the Credit Agreement and no discharge or release of the Secured Obligations nor of any Security Document shall occur as result hereof.

2.02.       Amended and Restated Definitions.  Section 1.01 of the Credit Agreement shall be amended by amending and restating the following definitions in their entirety to read as follows:

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Article 6 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage as of the Third Amendment Effective Date of each Lender making New Loans on such date (including by way of conversion of its prior Loans) is as notified by the Administrative Agent (or its Affiliate) to such Lender in accordance with the Third Amendment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Arranger Entity” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, any co-arrangers appointed by AerCap and each of their respective Affiliates.

“Commitment” means, as to each Lender, its obligation to make the Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount as notified by the Administrative Agent (or its Affiliate) to such Lender in accordance with the Third Amendment or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, the greater of (a) 0.75% per annum and (b) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate (“ICE LIBOR”), as published by Reuters (or other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent (and agreed to by the Borrower, such consent of the Borrower not to be unreasonably withheld or delayed) from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the greater of (a) 0.75% per annum and (b) the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Maturity Date” means April 30, 2020.

“Premium Amount” means, with respect to any principal amount being prepaid in connection with a Repricing Event, an amount equal to (a) except as provided in clause (b) below, 1% of such principal amount being prepaid if the date of such prepayment is made on or after the Third Amendment Effective Date but prior to the date ending six months thereafter or (b) $0.00 if (i) the date of such prepayment is on or after the six-month anniversary of the Third Amendment Effective Date, (ii) such prepayment is made in connection with an LTV Cure other than an LTV Cure to the extent attributable to a Removal (other than as described in the following clause (iii)) or to a Deemed Removal, (iii) such prepayment is made as a result of an Event of Loss of a Pool Aircraft or as a result of an event described in the second proviso of Appraised Value (except a Deemed Removal) or a Specified Representation Deficiency, provided that such prepaid amount does not exceed an amount equal to the Appraised Value (determined without having regard to the event giving rise to the prepayment) of such Pool Aircraft or (iv) pursuant to Section 9.06 (other than clause (iv) thereof).

2.03.       New Definitions.  Section 1.01 of the Credit Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“AerCap” means AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands.

“Extending Lender” means “Consenting Lender”, as defined in the Third Amendment.

“New Extended Loan” means “New Loan”, as defined in the Third Amendment.

“New Extending Lender” means “New Lender”, as defined in the Third Amendment.

“Repricing Event” means, prepayment, repayment, refinancing, substitution or replacement of all or a portion of the New Extended Loans with the proceeds of, or any conversion of New Extended Loans into, any new or replacement tranche of syndicated term loans secured by all or any portion of the Collateral having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the weighted average life to maturity of such term loans) paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the New Extended Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to the New Extended Loans or any tranche thereof which reduces the “effective yield” applicable to such New Extended Loans (as determined on the same basis as provided in clause (a)).

“Third Amendment” means Third Amendment to Credit Agreement, dated as of May 6, 2015, among, inter alios, the Borrower, the other Borrower Parties, the Extending Lenders, the New Extending Lenders, the Administrative Agent and the Collateral Agent.

“Third Amendment Effective Date” means the “Amendment Effective Date”, as defined in the Third Amendment.

2.04.       Other Amendments

(a)           In Section 1.01 the definition of “Engine” shall be deleted and each reference to the term “Engine” in Sections 5.18 and 5.20(a) shall be replaced with the word “engine”

(b)           Section 2.01 shall be amended by replacing the terms thereof with the following:

(a)           On the Effective Date, subject to the terms and conditions and relying on the representations and warranties set forth herein, each Lender as of such date agreed to make a Loan to the Borrower in a principal amount equal to its Commitment by transfer of such amount to the Administrative Agent as described in Section 2.03, in each case subject to the terms of this Agreement as in effect as of such date.  On the Third Amendment Effective Date, subject to the terms and conditions and relying on the representations and warranties set forth herein and in the Third Amendment, each Extending Lender and each New Extending Lender agrees to make a New Extended Loan to the Borrower in a principal amount equal to its Commitment (in the case of certain Extending Lenders, by converting its Existing Loans to New Extended Loans, and in the case of certain Extending Lenders, by making or purchase of New Extended Loans, in each case to the extent provided pursuant to the terms of the Third Amendment).  Other than as provided in the Third Amendment, the Loans and the Commitments hereunder are not revolving and amounts repaid or prepaid may not be reborrowed.

(b)           Any undrawn portion of the Commitments shall automatically terminate immediately after the Borrowing of the New Extended Loans (including by way of conversion of Existing Loans (as defined in the Third Amendment) into New Extended Loans) on the Third Amendment Effective Date.

(c)           Each reference to “Effective Date” in Section 2.02, 2.03 and 2.05(d) of the Credit Agreement shall be deemed to mean the Third Amendment Effective Date with respect to the New Loans, except that no Borrowing Request or Release Request shall be required and the Borrowing Date and Release Date for all New Loans shall be the Third Amendment Effective Date and each Lender’s Applicable Percentage of the New Extended Loans shall be determined in accordance with the provisions of this Agreement.

(d)           The following shall replace Section 2.03(d):

(d)           Notwithstanding the foregoing or any other provision of the Credit Agreement, but subject only to satisfaction of conditions precedent to the occurrence of the Third Amendment Effective Date set forth in the Third Amendment, on the Third Amendment Effective Date, all of the proceeds of the New Extended Loans shall be applied to prepay the Existing Loans

(as defined in the Third Amendment) and all Existing Loans that are not paid off shall be deemed converted to and continued as New Extended Loans.

(e)           The following sentence shall be added to Section 3.04 of the Credit Agreement:  “AerCap’s audited consolidated financial statements as at December 31, 2014, which have been filed with the Securities and Exchange Commission, have been prepared in accordance with GAAP and fairly present the financial condition of AerCap and its Subsidiaries as at such date and the results of their operations for the period then ended.”

(f)            Section 3.05 of the Credit Agreement shall be amended by replacing the terms thereof in their entirety with the following:  “All Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect.  Other than any liability incident to such Litigation Actions or provided for or disclosed in the financial statements referred to in Section 3.04, and other than as set forth in ILFC’s or in AerCap’s filings with the Securities and Exchange Commission, no Transaction Party has any contingent liabilities which are material to its business, credit, operations or financial condition of the Transaction Parties taken as a whole.”

(g)           Section 3.07 of the Credit Agreement shall be amended by replacing the terms thereof with the following:  “Each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by AerCap or any Subsidiary complies in all material respects with all applicable requirements of law and regulations.  During the 12-consecutive-month period prior to the Third Amendment Effective Date, no ERISA Event has occurred, except in any such case for events which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  Neither AerCap nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential Withdrawal Liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect.  Neither AerCap nor any Subsidiary has any material contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in section 3(i) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.”

(h)           Section 3.10 of the Credit Agreement shall be amended by replacing the terms thereof in their entirety with the following:

“(a)         All written information (other than Appraisals and third-party generated information) furnished by or on behalf of any Transaction Party to any Lender Party in connection with this Agreement, any other Loan Document or the transactions contemplated hereby or thereby, on the date furnished (and when taken in connection with previous information so furnished, and the information contained in ILFC’s or AerCap’s filings with the Securities and Exchange Commission) shall have been, to the best of ILFC’s knowledge (if provided prior to May 14, 2014) or to the best of AerCap’s knowledge (if provided on or after May 14, 2014), in each case after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information contains any material misstatement of fact or omits to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, each of ILFC (with respect to period prior to May 14, 2014) and AerCap (with respect to period on or after May 14, 2014) represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of ILFC and AerCap, as applicable) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.

(b)           All information (other than Appraisals and third-party generated information) furnished by AerCap to any Lender Party on and after the Third Amendment Effective Date shall be, to the best of AerCap’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information shall (and when taken in connection with previous information so furnished, and the information contained in AerCap’s filings with the Securities and Exchange Commission) contain any material misstatement of fact or shall omit to state any material fact necessary to make such information, in light of the circumstances under which it was made or provided, not misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes an opinion or forecast, AerCap represents only that it acted in good faith and utilized assumptions reasonable at the time made (based upon accounting principles consistent with the historical audited financial statements of AerCap) and exercised due care in the preparation of such information, report, financial statement, exhibit or schedule, it being understood that projections may vary from actual results and that such variances may be material.”

(i)            The following sentences shall be added to Section 3.15 of the Credit Agreement: “As of the Third Amendment Effective Date (and as also reflected on AerCap’s consolidated balance sheet dated as of December 31, 2013, and confirmed by the Appraisals most recently delivered pursuant to this Agreement), the fair value of the assets of each of (x) AerCap and (y) the Borrower and its Subsidiaries taken as a whole, exceed their respective liabilities.  As of the Third Amendment Effective Date, neither the Transaction Parties taken as a whole nor AerCap nor the Borrower is or will be rendered insolvent as a result of the transactions contemplated by this Agreement and the other Loan Documents.”

(j)            The following sentence shall be added to Section 3.19 of the Credit Agreement:  “The proceeds of the New Extended Loans will be used by the Borrower to refinance the Existing Loans (as defined in the Third Amendment).”

(k)           The lead-in sentence to Section 5.09(a) and Sections 5.09(a)(i), (ii) and (iii) of the Credit Agreement shall be amended by replacing each reference to Financing Trust (which, pursuant to the Second Amendment, replaced the previous references to ILFC) with a reference to “AerCap”.

(l)            Section 5.09(c) of the Credit Agreement shall be amended by adding “(including under Section 5.20(c))” in the fourth line thereof after “Pool Aircraft Collateral Documents,”.

(m)          Section 5.18 of the Credit Agreement shall be amended by replacing “ILFC” with “any Intercompany Lender (as defined in the Intercreditor Agreement)” in clause (v) thereof.

(n)           Section 9.01(c) shall be amended by inserting the following words after “transmission of Financing Trust Materials” in the last sentence thereof: “or notices through the Platform, any other electronic platform or electronic messaging service, or”.

(o)           Section 9.08 of the Credit Agreement shall become Section 9.08(a) and the following paragraph shall be added as Section 9.08(b):

Electronic Execution of Assignments and Certain Other Documents.    The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

(p)           Section 9.19 of the Credit Agreement shall be amended by adding the words “Unless the relevant Non-Collateral Subsidiary may become a Transaction Party hereunder,” before “The Borrower agrees” on the sixteenth line thereof.

(q)           Schedule 9.19 shall be amended by adding the words “or which becomes a “Subsidiary” after February 23, 2012 in contemplation of the Borrower causing it to become a Transaction Party in accordance with the terms of the Credit Agreement (but which has not yet become a Transaction Party)” after “any Aircraft set forth on Schedule 3.17(a) as of such date” in the fourth line thereof.

2.05.       Intercreditor Agreement Amendments.  The Intercreditor Agreement shall be amended as follows:

(a)           Section 1 of the Intercreditor Agreement shall be amended by adding the following new definition:

“Additional Obligors” means AerCap U.S. Global Aviation LLC, a Delaware limited liability company, AerCap Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands, AerCap Aviation Solutions B.V., a private company with limited liability incorporated organized under the laws of The Netherlands, AerCap Ireland Limited, a private limited liability company incorporated under the laws of Ireland and AerCap Ireland Capital Limited, a private limited liability company incorporated under the laws of Ireland.

(b)           Section 1 of the Intercreditor Agreement shall be amended by replacing the definitions of “Intercompany Lenders” and “Unpledged Intercompany Debt” with the following:

“Intercompany Lenders” means ILFC, Financing Trust, the Additional Obligors, Parent Holdco, the Borrower, CA Subsidiary Holdco, Irish Subsidiary Holdco and each of their respective, successors and assigns.

“Unpledged Intercompany Debt” means any and all Indebtedness from time to time owing by any Transaction Party to any Intercompany Lender other than a Borrower Party.

(c)           Each Additional Obligor shall become a party to the Intercreditor Agreement as an Intercompany Lender for all purposes thereof on the terms set forth therein and be bound by the terms of the Intercreditor Agreement as fully as if each Additional Obligor had executed and delivered the Intercreditor Agreement as of the date thereof.

2.06.       Security Agreement Amendments.  The Security Agreement shall be amended as follows:

(a)           Section 1.01 of the Security Agreement shall be amended by: (i) deleting the definition of “Engine”; (ii) deleting the words “Engines or” after “other than (a)” in the first line of the definition of “Parts”; (iii) deleting the reference to “Engine MSNs” from Annex I to the form of the Collateral Supplement and the Grantor Supplement; and (iv) replacing each other reference to “Engine” or “Engines” with the word “engine” or “engines”, respectively.

(b)           Section 2.06(a) of the Security Agreement shall be amended by adding the words “(or within the time period set forth in Section 5.20(c)(ii) of the Credit Agreement, if applicable)” at the end of the penultimate sentence.

(c)           Section 2.15 of the Security Agreement shall be amended by adding the words “(other than an aircraft engine” after the words “acquisition by any Owner Subsidiary of an Aircraft Object” in the last sentence.

Section 3.              Representations and Warranties.  The Borrower and each other Borrower Party represents and warrants to the Lenders that the representations and warranties of the Borrower Parties contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

Section 4.              Conditions Precedent.  As provided in Section 2 above, the amendments to the Credit Agreement contemplated hereby shall become effective as of May 6, 2015 (the “Amendment Effective Date”), upon the satisfaction of the following conditions precedent, provided that such conditions precedent are satisfied on or prior to the Amendment Effective Date:

(a)           The Administrative Agent (or its counsel) shall have received the signature pages to this Amendment duly executed by each of (i) the Borrower, (ii) the Borrower Parties, (iii) the Consenting Lenders and (iv) each New Lender.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to each Lender Party and dated the Amendment Effective Date) of each of Clifford Chance US LLP with respect to New York law, Buchalter Nemer with respect to California law, Morris, Nichols, Arsht & Tunnell LLP with respect to Delaware law, McCann Fitzgerald with respect to Irish law and Nauta Dutilh N.V. with respect to Dutch law, as to such matters as the Administrative Agent may reasonably request, dated as of the Amendment Effective Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)           The representations and warranties of the Borrower Parties contained in Article 3 of the Credit Agreement (as amended hereby) and contained in each other Loan Document shall be true and correct on and as of the Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and an Officer’s Certificate of AerCap shall so certify on and as of the Amendment Effective Date to the Administrative Agent and the Lenders.

(d)           The Administrative Agent shall have received evidence satisfactory to it that the outstanding principal amount of and interest on the Existing Loans of, and all other amounts owing under or in respect of, the Credit Agreement to any Non-Consenting Lender and any Consenting Lender shall have been (or shall simultaneously with the making of the New Loans be) paid to each such Non-Consenting Lender, in accordance with Section 9.06 of the Credit Agreement, and each such Consenting Lender; provided that the interest payments made on the next Payment Date shall take into account the payments made under this Section 4(d).

(e)           The Administrative Agent shall have received evidence satisfactory to it that each Consenting Lender electing Option B shall have received (or shall simultaneously with the making of the New Loans receive), payment of an amount equal to the outstanding principal amount of and interest on its Existing Loans subject to Option B.

(f)            The Borrower shall have on or prior to the Amendment Effective paid all other fees and other amounts due and payable by it under the Credit Agreement, and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any Loan Document or as separately agreed between any Borrower Party and any arranger in respect of this Amendment.

(g)           The Administrative Agent shall have received an LTV Certificate, dated as of the Amendment Effective Date based on the Appraisals most recently delivered pursuant to the Credit Agreement, and on the Amendment Effective Date (after giving effect to the prepayment of the Existing Loans and making of the New Loans pursuant hereto) the Borrower shall be in compliance with the Loan-to-Value Ratio.

(h)           Each Lender who requests a Note and has returned its Note with respect to the Existing Loan (if any) to the Administrative Agent for cancellation (or the Administrative Agent, on behalf of each such Lender) shall have received a signed original of a Note with respect to its Loan, duly executed by the Borrower.

(i)            Prior to the Amendment Effective Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, as requested by such Lenders not less than three (3) Business Days prior to the Amendment Effective Date.

(j)            On the Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

(k)           The Administrative Agent shall have received such documents and certificates as it or its counsel may reasonably request relating to the organization, existence and, if applicable, good standing of each Obligor, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Obligors, the Loan Documents, the Collateral or the transactions contemplated hereby or thereby, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

For purposes of determining compliance with the conditions specified in this Section 4, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Amendment shall have received notice from such Lender prior to the Amendment Effective Date specifying its objection thereto.  The Administrative Agent shall promptly notify the parties hereto of the occurrence of the Amendment Effective Date.

Section 5.              Consent Options.

(a)           As described in the Memorandum for Lenders dated April 23, 2015 posted to Lenders in connection with this Amendment (the “Memorandum”), Consenting Lenders may elect either (a) a cashless roll as described in the Memorandum (“Option A”) or (b) a cash roll as described in the Memorandum (the “Option B”).  Election of either Option A or Option B shall be made by each Consenting Lender by indicating its election on the signature page hereto (a copy of which is attached to the Memorandum as Annex I).  Any Existing Lender executing a signature page hereto but not indicating its election on its signature page will be treated as a Non-Consenting Lender unless such Existing Lender otherwise indicates its election to the Arranger (as defined in the Memorandum) to the Arranger’s satisfaction.  By executing a signature page hereto, each Consenting Lender agrees to the procedures and terms set forth in the Memorandum.

(b)           Each Consenting Lender electing Option B and each New Lender hereby irrevocably commits that it or its designee is an Eligible Assignee and that it shall make its New Loans and/or purchase and assume New Loans from Bank of America, N.A. (the “Assignor”) promptly after the prepayment of its Existing Loans, in an amount equal to the aggregate amount of the Existing Loans previously held by it (or such lesser amount determined by the Assignor), and shall promptly execute and deliver (or cause its designee to execute and deliver) one or more Assignment and Assumptions reflecting such purchase provided to it by the Assignor.

Section 6.              Non-Consenting Lenders.  Subject to payment of amounts due and owing to them in accordance herewith, effective as of the Amendment Effective Date, each Non-Consenting Lender shall cease to be, and shall cease to have any of the rights and obligations of, a “Lender” under the Credit Agreement (except for those provisions that provide for their survival (including without limitation those provisions referred to in Section 9.07 of the Credit Agreement), which provisions shall survive and remain in full force and effect for the benefit of the Non-Consenting Lenders).

Section 7.              Acknowledgement and Ratification.  Each of the Borrower Parties hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to the modifications effected pursuant to this Amendment.  The Borrower and each Borrower Party hereby confirms that at all times Obligations remain outstanding under the Loan Documents and each Loan Document, as amended hereby, to which it is a party or otherwise bound and all collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent provided in accordance with the Loan Documents, as amended hereby, the payment and performance of all Obligations, and confirms its grants to the Collateral Agent of a continuing lien on and security interest in and to all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations.  The Borrower and each Borrower Party hereby agrees and admits that as of the date hereof it has no defenses to or offsets against any of its obligations to the Administrative Agent or any Lender under the Loan Documents.  Each Obligor hereby ratifies and confirms its guaranty of the Guaranteed Obligations as set forth in Article 7 of the Credit Agreement, as amended hereby.

Section 8.              Miscellaneous.

8.01.       Instruction to Administrative Agent; No Other Amendments; Governing Law.    Each Lender by its signature hereto instructs the Administrative Agent to execute this

Amendment.  Except as herein provided, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

8.02.       FATCA.  For purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), from and after the Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

8.03.       Electronic Execution of Assignments and Certain Other Documents.    The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

8.04.       Counterparts; Integration; Effectiveness.    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Amendment and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4, this Amendment shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first set forth above.

FLYING FORTRESS HOLDINGS LLC

represented by its sole managing director, AERCAP GROUP SERVICES B.V.

By:	/s/ Keith Helming
Name: Keith Helming
Title: Director

By:	/s/ Marnix den Heijer
Name: Marnix den Heijer
Title: Director

INTERNATIONAL LEASE FINANCE CORPORATION

By:	/s/ (Wouter) Erwin den Dikken
Name: (Wouter) Erwin den Dikken
Title: Chief Executive Officer

AERCAP GLOBAL AVIATION TRUST

By:	/s/ Brian Fitzgerald
Name: Brian Fitzgerald
Title: Attorney-in-Fact

AERCAP U.S. GLOBAL AVIATION LLC

By:	/s/ Brian Fitzgerald
Name: Brian Fitzgerald
Title: Attorney-in-Fact

FLYING FORTRESS FINANCING LLC

By:	/s/ Brian Fitzgerald
Name: Brian Fitzgerald
Title: Attorney-in-Fact

[Third Amendment to Term Loan Credit Agreement]

FLYING FORTRESS US LEASING INC.

By:	/s/ (Wouter) Erwin den Dikken
Name: (Wouter) Erwin den Dikken
Title: President

SIGNED and DELIVERED as a DEED
by	Brian Fitzgerald
as attorney for
FLYING FORTRESS IRELAND LEASING LIMITED

/s/ Brian Fitzgerald
Attorney

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

AERCAP HOLDINGS N.V.

By:	/s/ Keith Helming
Name: Keith Helming
Title: Authorised Signatory

By:	/s/ Marnix den Heijer
Name: Marnix den Heijer
Title: Authorised Signatory

AERCAP AVIATION SOLUTIONS B.V.

By:	/s/ Keith Helming
Name: Keith Helming
Title: Director

SIGNED and DELIVERED as a DEED
By	Brian Fitzgerald
as attorney for AERCAP IRELAND LIMITED

/s/ Brian Fitzgerald
Attorney

[Third Amendment to Term Loan Credit Agreement]

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

[Third Amendment to Term Loan Credit Agreement]

SIGNED and DELIVERED as a DEED
By	Brian Fitzgerald
as attorney for AERCAP IRELAND CAPITAL LIMITED

/s/ Brian Fitzgerald
Attorney

in the presence of

/s/ Ken Faulkner
Name: Ken Faulkner
Address: 4450 Atlantic Avenue, Westpark, Shannon, Co. Clare, Ireland
Occupation: Chartered Secretary

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Matt Lynn
Name: Matt Lynn
Title: Managing Director

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Matt Lynn
Name: Matt Lynn
Title: Managing Director

[Third Amendment to Term Loan Credit Agreement]

BANK OF AMERICA, N.A., as a New Lender

By:	/s/ Jason Cassity
Name: Jason Cassity
Title: Director

[Third Amendment to Term Loan Credit Agreement]